        Rule 424(b)(2)
Registration No. 333-30786

PRICING SUPPLEMENT NO. 004
TO PROSPECTUS DATED MARCH 17, 2000
(As supplemented May 16, 2001)

HEWLETT-PACKARD COMPANY

MEDIUM-TERM NOTES, SERIES A
(Due 9 Months or More from Date of Issue)

(Fixed Rate)

GENERAL TERMS
Principal Amount: $200,000,000	Trade Date: December 11, 2002
Designation: Fixed Rate Medium-Term Notes due December 15, 2005	Settlement Date: December 16, 2002
CUSIP: 42823H AD1	Maturity Date: December 15, 2005
Form: ☒ Book- Entry ☐ Certificated
PAYMENT OF INTEREST
Interest Rate: 3.375%	Interest Payment Dates: Each June 15 and December 15 commencing on June 15, 2003
Regular Record Dates: Fifteenth calendar day (whether or not a business day) prior to the corresponding Interest Payment Date	Interest Rate Reset: ☐ Yes ☒ No
ISSUE PRICE
Issue Price (as a percentage of Principal Amount): 99.760%	Commission or Discount (as a percentage of Principal Amount): 0.141%
Net proceeds to Issuer (as a percentage of Principal Amount): 99.619%
ORIGINAL ISSUE DISCOUNT
Original Issue Discount Note: ☐ Yes ☒ No

CURRENCY
Specified Currency: ☒ U.S. Dollars ☐ Other
REDEMPTION AND REPURCHASE
Redemption Date(s) (including any applicable regular or special record dates): N/A	Repurchase Date(s) (including any applicable regular or special record dates): N/A
Subject to Tax Redemption by the Company (including payment of additional amounts): ☐ Yes ☒ No
EXTENSION OF MATURITY
Stated Maturity Extension Option: ☐ Yes ☒ No
OTHER TERMS
Other Terms: None

Introduction

        This pricing supplement describes a particular issuance of fixed rate notes under our Medium-Term Note Program. It adds to or supplements the section entitled "Description of the Notes" in the accompanying prospectus and prospectus supplement by providing specific pricing and other information about the notes issued in this particular transaction. This pricing supplement also amends the prospectus and prospectus supplement to the extent that the description of the notes in this pricing supplement is different from the terms that are set forth in the prospectus and prospectus supplement.

Supplemental Plan of Distribution

        Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and HSBC Securities (USA) Inc. are acting as agents in this transaction for the sale to the public of the notes described herein, in the total principal amount of $200,000,000 at the issue price set forth above. The allocation among the agents is as follows:

Principal Amount
Credit Suisse First Boston Corporation	$118,000,000
J.P. Morgan Securities Inc.	60,000,000
HSBC Securities (USA) Inc.	22,000,000

Total	$200,000,000

Dated: December 11, 2002